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         WAIVER AND AMENDMENT No. 2, dated as of June 28, 1998 (this
"Amendment"), to the Loan and Security Agreement, dated as of April 25, 1997 (as heretofore or hereafter amended, supplemented and otherwise modified, the "Agreement"), among The Cosmetic Center, Inc. (the "Borrower"), the financial institutions listed therein and BankAmerica Business Credit, Inc., as Agent.

                             W I T N E S S E T H:

         WHEREAS, the Borrower and the Lenders are parties to the Agreement;

         WHEREAS, the Borrower has requested that the Lenders waive and modify certain provisions of the Agreement and the Lenders are willing to do so on the terms and conditions as hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agrees as follows:


         1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the respective meanings ascribed thereto in the Agreement.

         2. Waiver of certain Covenants. The Lender hereby waives any non-compliance by Borrower with the financial covenants set forth in Section
9.28 and Section 9.29 as of the last day of the second fiscal quarter of 1998.

         3. Amendments to the Agreement. The Agreement is hereby amended as follows:

            (a) Section 1.1 of the Agreement is amended by inserting the following new definition between the definitions "Account Debtor" and "Adjusted Tangible Net Worth"

                    "Additional Revlon Note" means a demand promissory note from the Borrower to Revlon which shall be executed after the date hereof. Such promissory note shall have, among others, the following terms and conditions: (1) principal shall not be less than $5,000,000, (2) the interest rate shall not be greater than 9 1/4%, (3) interest payment dates shall be the same as set forth in the Revlon Note, (4) principal and interest payments shall only be


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                made if no Event of Default has occurred and is continuing, (5)
                principal payments shall only be made if Lender has received from the Borrower at least one Business Day's notice of such payment and for ten consecutive Business Day's prior to such principal payment, and after giving effect thereto, Availability shall be at least $7,500,000. The Borrower shall deliver the Additional Revlon Note to the Agent prior to its execution for Lenders' approval.

            (b) Section 9.13 of the Agreement is amended by adding the following immediately after the words "Exhibit C" in clause (b) thereof:

                    "and Debt under the Additional Revlon Note"

            (c) Section 9.15 is hereby amended by replacing the word "and" immediately before clause (v) with comma, and adding the following immediately after the word "detail" in clause (v):

                    "and (vi) if no Event of Default has occurred and is continuing, (A) make interest payments under the Additional Revlon Note and (B) make principal payments under the Additional Revlon Note, provided that with respect to each such principal payment Lender has received from the Borrower at least one Business Day's notice of such payment and either (1) the Majority Lenders have consented thereto or (2) ten consecutive Business Days prior to such payment and after giving effect to such payment, Availability shall be at least $7,500,000."

         4. Representations and Warranties. To induce the Lenders to enter into this Amendment, the Borrower hereby represents and warrants as follows, with the same effect as if such representations and warranties were set forth in the
Agreement:

     (i) the Borrower has the power and authority to enter into this Amendment and has taken all corporate action required to authorize the Borrower's execution, delivery and performance of this Amendment. This Amendment has been duly executed and delivered by the Borrower, and the Agreement, as amended hereby, constitutes the valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms. The execution, delivery, and performance of this Amendment and the Agreement, as amended hereby, by the Borrower will not violate its certificate of incorporation


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                 or by-laws or any material agreement or legal requirement
                 binding on the Borrower.


            (ii) On the date hereof and after giving effect to the terms of this Amendment, (A) the Agreement and the other Loan Documents are in full force and effect and constitute binding obligations, enforceable against the Borrower in accordance with their respective terms; (B) no Default or Event of Default has occurred and is continuing; and (C) the Borrower has no defense to or setoff, counterclaim or claim against payment of the Obligations and enforcement of the Loan Documents based upon a fact or circumstance existing or occurring on or prior to the date hereof.

         5. Limited Effect. Except as expressly amended hereby, all of the covenants, representations and warranties (including, without limitation, those found in Section 9.1), and provisions of the Agreement are and shall continue to be in full force and effect. Upon the effectiveness of this Amendment, each reference in the Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import and each reference in the other Loan Documents to the Agreement shall mean and be a reference to the Agreement as amended hereby.

         6. Conditions of Effectiveness. This Amendment shall become effective as of June 27, 1998 when and only when this Amendment shall be executed and delivered by the Borrower, the Agent and the Lenders.

         7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE INTERNAL LAWS (AS OPPOSED TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF NEW YORK.

         8. Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts, each of which shall be an original, and all of which taken together shall be deemed to constitute one and the same instrument.

         9. Amendment. No modification or waiver of any provision of this Amendment, or any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

"BORROWER"

The Cosmetic Center, Inc., as the Borrower


By /s/ Steven Berns
  ----------------------
   Name: Steven Berns
   Title: Vice President & Treasurer



"AGENT"

BankAmerica Business Credit, Inc., as the Agent

By /s/ Ira A. Mermelstein
  ---------------------------
   Name: Ira A. Mermelstein
   Title: Vice President



"LENDERS"

BankAmerica Business Credit, Inc., as a Lender



By /s/ Ira A. Mermelstein
  ---------------------------
   Name: Ira A. Mermelstein
   Title: Vice President


BankBoston, N.A., as a Lender


By /s/ Joseph Becker
  ---------------------------
   Name: Joseph Becker
   Title: Vice President

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